SCHEDULE OF COMPENSATION
BORLAND NON-EMPLOYEE DIRECTORS

Fees

We pay cash fees to each non-employee director for his or her services. Fees paid include an annual retainer of $20,000 and a flat fee for attendance at each meeting of our Board and for attendance at each meeting of a Board committee on which they serve as follows:

Regularly Scheduled Board of Directors Meetings
Non-employee Director	$2,000 per meeting
Chairman	$3,000 per meeting

Special Telephonic Board Meetings
Non-employee Director	$1,000 per meeting
Chairman	$1,500 per meeting

Audit Committee Meetings
Non-employee Director	$2,000 per meeting
Chairman	$3,000 per meeting

Compensation Committee Meetings
Non-employee Director	$1,000 per meeting
Chairman	$1,500 per meeting

Nominating & Governance Committee Meetings
Non-employee Director	$1,000 per meeting
Chairman	$1,500 per meeting

Our directors are reimbursed for reasonable expenses incurred in connection with attending Board or committee meetings. We do not provide any retirement benefits or other perquisites to our directors.

Stock Options

Under the automatic option grant program in effect under our 2002 Stock Incentive Plan, eligible non-employee members of our Board receive a series of option grants over their period of Board service. Those option grants are as follows:

Initial Grant.    At the time of his or her initial election or appointment to the Board, each new non-employee Board member receives an option grant for 30,000 shares of our common stock, provided such individual has not previously been in our employ.

Annual Grant.    On the first trading day in July each year, each individual who is at that time serving as a non-employee Board member receives one or more automatic stock option grants in accordance with the following formula:

(i) each non-employee Board member on that annual grant date receives an option for 12,500 shares of our common stock, except that the chairperson of our Board receives an option grant for 17,500 shares;

(ii) each non-employee Board member who is serving as a member of any of our board committees also receives an additional option grant for 1,000 shares of our common stock for each committee on which he or she is serving on the annual grant date; and

(iii) each non-employee Board member who is also serving as the chairperson of any Board committee at that time receives an additional option grant for 1,000 shares of our common stock for each committee on which he or she is serving as chairperson on the annual grant date.

There is no limit on the number of annual option grants any one eligible non-employee Board member may receive over his or her period of continued Board service, and non-employee Board members who have previously been in our employ are eligible to receive one or more annual grants over their period of Board service.

Each automatic grant has an exercise price per share equal to the fair market value per share of our common stock on the grant date and has a maximum term of ten years, subject to early termination upon the later of (i) twelve months after the date of the optionee’s cessation of Board service for any reason or (ii) three months after the date the optionee is first free to sell the option shares without contravention of applicable federal and state securities laws. Each automatic option is immediately exercisable for all of the option shares. However, any shares purchased under such option will be subject to repurchase by us, at the lower of the exercise price paid per share or the fair market value per share, should the optionee cease Board service prior to vesting in those shares.

The shares subject to each initial and annual automatic option grant vest as follows: one-third of those option shares vest upon the optionee’s completion of one year of Board service measured from the grant date of that option, and the remaining option shares vest in a series of twenty-four successive equal monthly installments upon the optionee’s completion of each of the next twenty-four months of continued Board service thereafter. However, the shares subject to each initial and annual option grant vest in full on an accelerated basis should we experience certain changes of control or ownership or should the optionee die or become disabled during his or her period of Board service, as will be more fully described in the 2002 Stock Incentive Plan and agreement thereunder.

Non-employee director compensation is periodically reviewed by our Board or its Compensation Committee and is subject to change as deemed appropriate by the Board or Compensation Committee.